AMENDMENT TO AGREEMENT AND PLAN OF MERGER


           THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is being entered into as of June 23, 1998, by and among Unitrode
 Corporation, a Maryland corporation (the "Acquiror"), Merrimack
 Corporation, a Delaware corporation and a wholly owned subsidiary of the Acquiror ("Newco"), and BENCHMARQ Microelectronics, Inc., a Delaware corporation (the "Company").

           The Acquiror, Newco and the Company are parties to an Agreement and Plan of Merger, dated as of March 2, 1998 (the "Agreement"), and desire to amend certain terms and provisions of the Agreement as set forth therein.

           NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein and the consummation of the transactions contemplated by the Agreement, the Acquiror, Newco and the Company agree as follows (with capitalized terms used and not defined herein having their respective meanings ascribed to them in the Agreement):

           1. Defined Terms. (a) The definition of "Acquiror's Disclosure Letter" as set forth in Section 1.2 of the Agreement is hereby amended to read in its entirety as follows:

                "'Acquiror's Disclosure Letter' will mean a letter of even date with the Amendment to this Agreement dated as of June 23, 1998, by and among the Acquiror, Newco and the Company (the "Amendment") delivered by the Acquiror to the Company concurrently with the execution of the Amendment, which, among other things, will identify exceptions to the Acquiror's representations and warranties contained in Article V by specific section and subsection references."

           (b) The definition of "Company's Disclosure Letter" as set forth in Section 1.2 of the Agreement is hereby amended to read in its entirety as follows:

                "'Company's Disclosure Letter' will mean a letter of even date with the Amendment delivered by the Company to the Acquiror Companies concurrently with the execution of the Amendment, which, among other things, will identify exceptions to the Company's representations and warranties contained in Article IV by specific section and subsection references."

           (c) The definition of "Exchange Ratio" as set forth in Section
 1.2 of the Agreement is hereby amended to read in its entirety as follows:

                "'Exchange Ratio' will mean the ratio of conversion of Company Common Stock into Acquiror Common Stock pursuant to the Merger as provided in the first sentence of Subsection 3.1(a)."

           2.  Merger Consideration.   (a) Section 3.1(a) of the Agreement
 is hereby amended to read in its entirety as follows:

           "Subject to the other provisions of this Article III, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Company Common Stock described in Subsection 3.1(c)) will be converted into the right to receive one (1) share of Acquiror Common Stock (and the associated Acquiror Right) (the "Exchange Ratio"). Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of the Acquiror Common Stock or the Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, conversion, consolidation, combination or exchange of shares, the Exchange Ratio will be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, conversion, consolidation, combination or exchange of shares."

           (b) Section 3.2 of the Agreement is hereby amended to read in its entirety as follows:

                 "[THIS SECTION INTENTIONALLY LEFT BLANK.]"

           3.  Representations and Warranties.

           (a) Section 4.8(a) of the Agreement is hereby amended to read in its entirety as follows:

           "(a) except as set forth in Subsection 4.8(a) of the Company's Disclosure Letter, since March 31, 1998,
           (i) no event or events (other than any event that is directly attributable to the prospect of consummation of the Merger or is of general application to all or a substantial portion of the Company's industry and other than any event that is expressly subject to any other representation or warranty contained in this
           Article IV) have to the Knowledge of the Company, occurred that, individually or in the aggregate, would constitute or cause a Material Adverse Effect on the Company and (ii) there have not been any change or changes (other than any change that is directly attributable to the prospect of consummation of the Merger or is of general application to all or a substantial portion of the Company's industry and other than any change that is expressly subject to any other representation or warranty contained in this
           Article IV) in the business, condition (financial or other), results of operations, properties, assets or liabilities of the Company or its Subsidiaries which would have, in the aggregate, a Material Adverse Effect on the Company."

           (b) Section 4.22 of the Agreement is hereby amended to read in its entirety as follows:

           "The Board of Directors of the Company has received the opinion of Prudential Securities, Inc., the Company's financial advisor, substantially to the effect that, as of June 23, 1998, the consideration to be received by the holders of Company Common Stock in the Merger is fair to such holders from a financial point of view, a copy of which opinion has been provided to the Acquiror."

           (c) Section 5.8(a) of the Agreement is hereby amended to read in its entirety as follows:

           "(a) Except as set forth in Subsection 5.8(a) of the Acquiror's Disclosure Letter, since May 2, 1998, (i) no event or events (other than any event that is directly attributable to the prospect of consummation of the Merger or is of general application to all or a substantial portion of the Acquiror's industry and other than any event that is expressly subject to any other representation or warranty continued in this
           Article V) have to the Knowledge of the Acquiror, occurred that, individually or in the aggregate, would constitute or cause a Material Adverse Effect on the Acquiror and (ii) there have not been any change or changes (other than any change that is directly attributable to the prospect of consummation of the Merger or is of general application to all or a substantial portion of the Acquiror's industry and other than any change that is expressly subject to any other representation or warranty contained in this
           Article V) in the business, condition (financial or other), results of operations, properties, assets or liabilities of the Acquiror or its Subsidiaries which would have, in the aggregate, a Material Adverse Effect on the Acquiror."

           (d) Section 5.14 of the Agreement is hereby amended to read in its entirety as follows:

           "The Board of Directors of the Acquiror has received the opinion of Adams, Harkness & Hill, Inc., the Acquiror's financial advisor, substantially to the effect that, as of June 23, 1998, the consideration to be received by the holders of Acquiror Common Stock in the Merger is fair to such holders from a financial point of view, a copy of which opinion has been provided to the Company."

           4. Covenants. Section 6.1 of the Agreement is hereby amended in its entirety to read:

           "(a) Each of the Company and the Acquiror hereby covenants and agrees that, except as set forth in Section 6.1(a) of the Company's Disclosure Letter or Section 6.1(a) of the Acquiror's Disclosure Letter, as the case may be, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by the other, it will and will cause its Subsidiaries to operate its business in the usual and ordinary course consistent with past practice and use all reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective key employees and preserve the goodwill of those having business relationships with it, including customers and suppliers. The Company further covenants and agrees that prior to the Effective Time, except as otherwise consented to in writing by the Acquiror, it will and will cause its Subsidiaries to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained, except in each case for any matters that, individually or in the aggregate, would not have a Material Adverse Effect on the Company."

           5. Termination. (a) Section 9.1(h) of the Agreement is hereby amended to read in its entirety as follows:

                 "[THIS SECTION INTENTIONALLY LEFT BLANK.]"



           (b) Section 9.1(j) of the Agreement is hereby amended to read in its entirety as follows:

           "(j) by the Company, if from and after the date of the Amendment, the Board of Directors of the Acquiror fails to recommend approval by the stockholders of the Acquiror of the issuance of shares of Acquiror Common Stock pursuant to this Agreement or withdraws or modifies (or publicly announces an intention to withdraw or modify) its approval and recommendation in a manner materially adverse to the Company or shall have resolved to do any of the foregoing;".

           6. Termination Fees. (a) Section 9.2(b) of the Agreement is hereby amended to read in its entirety as follows:

           "(b) If this Agreement is terminated: (i) by the Acquiror pursuant to clause (i) of Subsection 9.1(i) hereof (except if circumstances exist that would allow the Company to terminate this Agreement pursuant to Subsection 9.1(c) hereof as a result of a Material Adverse Effect on the Acquiror); (ii) by the Acquiror pursuant to Subsection 9.1(i) hereof under any circumstances other than those described in clause (i) of this Subsection 9.2(b); (iii) by Acquiror or Company pursuant to Subsection 9.1(f) hereof because of the failure to obtain the required approval from the Company stockholders and at the time of such termination or prior to the Company Stockholders' Meeting there shall have been an Acquisition Proposal (whether or not such offer, proposal, announcement or agreement shall have been rejected or shall have been withdrawn prior to the time of such termination or of the Company Stockholders' Meeting); or (iv) by Acquiror as a result of Company's material breach of Section 7.3 or Subsection 7.1(a) hereof, the Company shall promptly pay to Acquiror or the Company by wire transfer of same day funds not later than two Business Days after the date of such termination a termination fee of $4,528,000 (the "Termination Fee"), provided, however, that if this Agreement is terminated by Acquiror or the Company pursuant to Subsection 9.1(f) hereof under the circumstances described in Subsection 9.2(b)(iii) hereof, and at the time of such termination the stockholders of the Acquiror shall have failed to approve the issuance of Acquiror Common Stock pursuant to this Agreement, the Acquiror shall not be entitled to the Termination Fee."

           (b) Section 9.2(c) of the Agreement is hereby amended to read in its entirety as follows:

           "(c) If this Agreement is terminated by the Company pursuant to: (i) Subsection 9.1(c) hereof as a result of the Acquiror's material breach of Subsection 7.1(b) or Section 7.3 hereof or (ii) Subsection 9.1(j) hereof (except in the case of any termination pursuant to Subsection 9.1(j) hereof described below), the Acquiror shall promptly pay to the Company by wire transfer of same day funds not later than two Business Days after written demand therefor, up to $500,000 to reimburse the Company for up to that amount of the Company's actual, verifiable out-of-pocket expenses incurred by the Company in connection with the Merger. If this Agreement is terminated by the Company pursuant to Subsection 9.1(g), the Acquiror shall promptly pay to the Company by wire transfer of same day funds not later than two Business Days after written demand therefor, up to $250,000 to reimburse the Company for up to that amount of the Company's actual, verifiable out-of-pocket expenses incurred by the Company in connection with the Merger. If this Agreement is terminated by the Company pursuant to Subsection 9.1(j) hereof, and at the time of such termination there shall have been an Acquiror Acquisition Proposal (whether or not such offer, proposal, announcement or agreement shall have been rejected or shall have been withdrawn prior to the time of such termination), and the stockholders of Acquiror shall have failed to approve the issuance of Acquiror Common Stock pursuant to this Agreement, the Acquiror shall promptly pay to the Company by wire transfer of same day funds not later than two Business Days after the date of such termination fee of $2,000,000.

           7.  Agreement in Full Force and Effect.

           (a) The Company hereby represents and warrants to the Acquiror Companies that (i) each of the representations and warranties of the Company contained in the Agreement, as amended hereby, is true and correct as of the date hereof and (ii) each of the agreements and covenants of the Company required by the Agreement, as amended hereby, to have been complied with prior to the date hereof has been complied with in all respects.

           (b) The Acquiror Companies hereby represent and warrant to the Company that (i) each of the representations and warranties of the Acquiror Companies contained in the Agreement, as amended hereby, is true and correct as of the date hereof and (ii) each of the agreements and covenants of the Acquiror Companies required by the Agreement, as amended hereby, to have been complied with prior to the date hereof has been complied with in all respects.

           (c) The Agreement, as amended by this Amendment, shall remain in full force and effect.



























           IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their duly authorized officers as of the date first above written.


                               UNITRODE CORPORATION


                               By________________________
                               Name:
                               Title:


                               MERRIMACK CORPORATION


                               By________________________
                               Name:
                               Title:


                               BENCHMARQ MICROELECTRONICS,
                                 INC.


                               By__________________________
                               Name:
                               Title: